Exhibit 99.1

SECURITIES PURCHASE AGREEMENT
BETWEEN ANTHONY SO
AND
JOHN STEWART JACKSON IV

THIS SECURITIES PURCHASE AGREEMENT (“Agreement”) is made and entered into effective the 31st day of March 2011 (the “Effective Date”) by and between Anthony So (the “Purchaser”) and John Stewart Jackson (the “Seller”).  Seller and Purchaser are collectively referred to herein as the “Parties” and individually as a “Party.”

RECITALS

A.           Seller desires to sell all of his right, title and interest in and to 455,575 shares of $0.003 par value par value common stock (“Shares”) of Bonso Electronics International Inc., a British Virgin Islands Business Company located at Unit 1404, 14/F, Cheuk Nang Centre, 9 Hillwood Road, Tsimshatsui, Kowloon, Hong Kong (“Bonso”) to Purchaser for the aggregate amount of One Million One Hundred Thirty Eight Thousand Nine Hundred Thirty Seven Dollars and Fifty cents (USD$1,138,937.50), as set forth in Article One.

B.           Purchaser is willing to purchase such Shares, upon the terms and conditions hereinafter provided.

NOW, THEREFORE, in consideration of the Recitals, which shall be deemed to be a substantive part of this Agreement, and the mutual covenants, promises, agreements, representations and warranties hereinafter set forth, the Parties hereto agree as follows:

ARTICLE ONE
 SALE OF SHARES

On and subject to the terms and conditions of this Agreement, Purchaser agrees to purchase from Seller, and Seller agree to sell to Purchaser the Shares of Bonso.

1.1 Purchase and Sale.  On the terms and subject to the conditions set forth in this Agreement, Seller agrees to sell and transfer to Purchaser, and Purchaser agrees to purchase and accept from Seller, the Shares owned by Seller for the Purchase Price set forth in Section 1.2 below.

1.2  Purchase Price.  The Purchase Price for the Shares shall be an aggregate purchase price of One Million One Hundred Thirty Eight Thousand Nine Hundred Thirty Seven Dollars and Fifty cents (USD$1,138,937.50), which is hereinafter referred to as the “Purchase Price.”  Seller and Purchaser acknowledge that the Purchase Price for the Shares has been arrived at through arms length negotiations between Seller and Purchaser.

1.3 Payment of Purchase Price.  The Purchase Price shall be paid by Purchaser to Seller upon delivery of the Shares.

ARTICLE TWO
THE CLOSING

2.1  Closing. The Closing of this transaction shall be effected at the offices of Schlueter & Associates, P.C. (“S&A”), 1050 17th Street, Suite 1750, Denver, Colorado 80265, USA (the “Closing”) at such time as (i) the shares have been delivered to S&A for delivery against the Purchase Price and (ii) the Purchase Price has been delivered to S&A by the Purchaser.  The Closing Date shall be effective March 31, 2011 (the “Closing date”).

2.2           Deliveries at Closing.  At the Closing (i) Purchaser shall deliver One Million One Hundred Thirty Eight Thousand Nine Hundred Thirty Seven Dollars and Fifty cents (USD$1,138,937.50) by wire transfer to S&A; and (ii) Seller shall deliver either (a) stock certificates evidencing the Shares to S&A, duly endorsed for transfer on Bonso’s books or (b) the Shares via a DTC transfer to the brokerage account of S&A to be held in trust for delivery to Purchaser.

ARTICLE THREE
SELLER’S REPRESENTATIONS AND WARRANTIES

Seller hereby represents and warrants, as of the Closing, that each of the representations and warranties contained herein are true and correct:

3.1  Review of Agreement. Seller has thoroughly read this Agreement and has had the opportunity to review this Agreement with a competent legal and/or financial professional advisor of his choice.

3.2 Possible Future Appreciation of Shares.  Seller understands that by transferring the Shares to Purchaser, Seller may be foregoing the possibility of substantial appreciation in the future with regard to the Shares.  Seller has determined, after making the inquiries referred to in this Agreement and after consideration of all material and significant facts relating to Bonso, that the Purchase Price outlined above is reasonable and fair. Seller acknowledges that his determination of value is the result of arms-length negotiations with Purchaser.

3.3  Knowledge of Bonso.  Seller represents that he is a sophisticated investor with knowledge and experience in business and financial matters, that as a member of the Board of Directors of Bonso, he has been given access to full and complete information regarding Bonso and has utilized such access to his satisfaction, or waived the opportunity to do so, for the purpose of obtaining information about and asking questions and receiving answers concerning Bonso.

3.4  Beneficial Owner.  Seller represents that he is the sole record owner of the Shares, which are intended to be sold to Purchaser in this transaction, with absolute right, title and interest to such Shares.  Further, the Shares are owned by Seller free and clear of all options, mortgages, restrictions (other than restrictions under applicable state and federal securities laws), liens, charges, assessments, pledges, security interests, adverse claims, equities, limitations or other encumbrances.  Seller has due and sufficient right and authority to enter into this Agreement and to transfer all of his right, title and interest to and ownership of the Shares to Purchaser on the terms and conditions set forth herein.  Upon Seller’s transfer of the Shares, Purchaser will, as a result, receive good and marketable title to the Shares purchased, free and clear of all liens and encumbrances, subject to applicable state and federal securities laws.

3.5           Brokerage Fees.  Seller has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement. Seller hereby agrees to indemnify and hold harmless Purchaser from any such fee or charge claimed by any broker or other party claiming to represent Seller as broker or agent.

3.6           Non-contravention.  Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) to the actual knowledge (“Knowledge”) of the Seller, violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Seller is subject, (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Seller is a party.

3.7           Authorization.  Seller has full power and authority to execute and deliver this Agreement and to perform his obligations hereunder.  This Agreement constitutes the valid and legally binding obligation of the Seller, enforceable in accordance with its terms and conditions.  Seller does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

3.8           Reliance.  Seller understands the significance to Purchaser of the above representations and they are made with the intention that Purchaser may rely upon them.

ARTICLE FOUR
PURCHASER’S REPRESENTATIONS AND WARRANTIES

In order to induce Seller to sell the Shares to Purchaser, Purchaser hereby warrants, represents and covenants to Seller that:

4.1           Review of Agreement.  Purchaser has thoroughly read this Agreement and had the opportunity to review this Agreement with a competent legal and/or financial professional advisor of his choice.

4.2           Authorization.  Purchaser has full power and authority to execute and deliver this Agreement and to perform his obligations hereunder.  This Agreement constitutes the valid and legally binding obligation of the Purchaser, enforceable in accordance with its terms and conditions.  Purchaser does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

4.3           Possible Future Depreciation of Shares, Accredited Investor and Knowledge of Bonso.  Purchaser understands that he will have the full risk of any depreciation in the value of the Shares and acknowledges that Seller makes no representation of any kind regarding the present or future value of the Shares.

Purchaser further represents that he is an “accredited investor” as such term is defined in Rule 501 adopted under the Securities Act of 1933, as amended (the “Act”) and is a sophisticated investor with knowledge and experience in business and financial matters, that as a member of the Board of Directors of Bonso, he has been given access to full and complete information regarding Bonso, including but not limited to Bonso’s Form 20-F for the fiscal year ended March 31, 2010, and has utilized such access to his satisfaction, or waived the opportunity to do so, for the purpose of obtaining information about and asking questions and receiving answers concerning Bonso.

4.4           Documentation.  Purchaser will execute and deliver to Seller and/or Bonso any document, or do any other act or thing, which Seller and/or Bonso may reasonably request in connection with the acquisition of the Shares.

4.5           Brokerage Fees.  Purchaser has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement. Purchaser hereby agrees to indemnify and hold harmless Seller from any such fee or charge claimed by any broker or other party claiming to represent Purchaser as broker or agent.

4.6           Securities Laws.  Purchaser is aware that the Shares have not been registered under the Act or the securities act of any state or province and the Shares may not be sold, transferred for value, pledged, hypothecated, or otherwise encumbered in the absence of an effective registration of them under the Act, and/or the securities laws of any applicable state or province or in the absence of an opinion of counsel acceptable to Bonso that such registration is not required under such act or acts.  Purchaser is further aware that the certificates evidencing the Shares, if any, purchased hereunder may include the above-described restrictions.  Purchaser acknowledges that Seller is transferring the Shares pursuant to an exemption from registration under the Act, specifically under the so called Section 4 (1-1/2) exemption, which has been recognized in various releases by the Securities and Exchange Commission, and applicable exemptions from such state or provincial securities acts.

Purchaser further represents that he understands that he may not dispose of or transfer any of the Shares to be acquired pursuant to this Agreement in any manner without first obtaining an opinion of counsel satisfactory to Bonso that such proposed disposition or transfer lawfully may be made without the registration of the Shares for such purpose pursuant to the Act, as then amended, and applicable state or provincial securities laws. Purchaser further represents that he understands that Bonso’s transfer agent will be given “stop transfer” instructions prohibiting the transfer of the Shares in the absence of compliance with applicable securities laws.

4.7           Investment.   Purchaser represents and warrants that he is acquiring the Shares for his own account and for investment purposes and without the intention of reselling or redistributing the same, that it has made no agreement with others regarding any of the Shares to be purchased pursuant to this Agreement.  Purchaser further represents that he is able to bear the economic risk of an investment in the Shares for an indefinite period of time, and further, could bear a total loss of the investment and not change his standard of living, which existed at the time of such investment.  Purchaser is a sophisticated investor with knowledge and experience in business and financial matters.  Purchaser has knowledge of and been given access to full and complete information regarding Bonso and has utilized such access to his satisfaction, or waived the opportunity to do so, for the purpose of obtaining information about and asking questions and receiving answers concerning Bonso. Purchaser has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding and owning the Shares.  Purchaser hereby represents that he is an Accredited Investor as defined in Rule 501 of Regulation D.

4.8           Non-contravention.  Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Purchaser is subject.

4.9           Reliance.  Purchaser understands the significance to Seller of the above representations and they are made with the intention that Seller may rely upon them.

ARTICLE SIX
INDEMNIFICATION

6.1           Seller’s Indemnification. Seller acknowledges that he understands the meaning and legal consequences of the representations and warranties contained above and he hereby agrees to indemnify and hold harmless Purchaser from and against any and all loss, damage or liability due to or arising out of a breach of any representation or warranty of Seller contained in this Agreement, provided that (a) any amounts due under this indemnification shall be limited to the aggregate amount of cash consideration received paid by Purchaser to the Seller pursuant to Section 1.3 for the Shares sold pursuant to this Agreement.

6.2           Purchaser’s Indemnification. Purchaser acknowledges that he understands the meaning and legal consequences of the representations and warranties contained above and he hereby agrees to indemnify and hold harmless Seller from and against any and all loss, damage or liability due to or arising out of a breach of any representation or warranty of Seller contained in this Agreement, provided that (a) any amounts due under this indemnification shall be limited to the aggregate amount of cash consideration paid by Purchaser to Seller pursuant to Section 1.3 for the Shares sold pursuant to this Agreement.

ARTICLE SEVEN
ADDITIONAL PROVISIONS

7.1           Assignment.  Any attempt by Seller or Purchaser to assign any rights, duties or obligations which arise under this Agreement without the prior written consent of the other party shall be void and shall constitute a breach of the terms of this Agreement.

7.2           Notices.  Any notices, request, demand or other communication required or permitted hereunder shall be deemed properly given when personally served in writing or upon delivery if sent via overnight courier to the following address:

If to the Seller:

John Stewart Jackson IV
1955 Sherman Street
Denver, CO 80203

If to Purchaser:

Anthony So
c/o Bonso Electronics International Inc.
Unit 1404, 14/F, Cheuk Nang Centre
9 Hillwood Road, Tsimshatsui
Kowloon, Hong Kong

With a copy to:

Schlueter & Associates, P.C.
1050 17th Street, Suite 1750
Denver, Colorado 80265
Attn: Henry F. Schlueter, Esq.

Each notice given by registered or certified mail shall be deemed delivered and effective on the date of delivery as shown on the return receipt, and each notice delivered in any other manner shall be deemed to be effective as of the time of actual delivery thereof. Each party may change its address for notice by giving notice thereof in the manner provided above.

7.3  Benefit of Agreement. This Agreement shall inure to the benefit of and be binding upon the Parties, their respective legal representatives, administrators, executors, and successors.

7.4  Governing Law; Jurisdiction and Venue.  This Agreement shall be construed in accordance with the laws of Hong Kong without giving effect to principles of conflicts of laws of such state.  Each of the parties hereto hereby irrevocably and unconditionally submits, for itself or himself and its or his property, to the nonexclusive jurisdiction of the Hong Kong courts in any action or proceeding arising out of or relating to this Agreement or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such Hong Kong court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it or he may legally and effectively do so, any objection that it or he may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to the Agreement in any Hong Kong court.  Each of the parties hereto irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

7.5  Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning and interpretation of this Agreement.

7.6  Entire Agreement.  This Agreement supersedes all prior written and verbal promises and agreements between the parties as to this subject matter.  This Agreement constitutes the entire agreement between the parties hereto and may be amended, modified or superseded only by a written agreement signed by both parties hereto.

7.7  Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument; but in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart. The signatures of all of the Parties need not appear on the same counterpart, and delivery of an executed counterpart signature page by facsimile or electronic transmission such as a pdf file shall be as effective as executing and delivering this Agreement in the presence of the other Party to this Agreement. This Agreement is effective upon delivery of one executed counterpart from each Party to the other Party.

7.8  Severability.  In case any one or more of the provisions of this Agreement shall be found to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.  Further, any provision found to be invalid, illegal or unenforceable shall be deemed, without further action on the part of the parties hereto, to be modified, amended and/or limited to the minimum extent necessary to render such clauses and/or provisions valid and enforceable.

7.9 Disclosure and Waiver of Conflicts.  The Parties acknowledge and agree that Henry F. Schlueter of S&A, the attorney that prepared this Stock Purchase Agreement did so at the request of Bonso and not at the request of either of the Parties. Further, each of Parties acknowledges that S&A did not represent them in this transaction, and that each Party was separately advised by S&A to retain a competent legal and a competent financial professional advisor of his choice to advise them with respect to the transaction that is the subject of this Agreement.  Notwithstanding the foregoing, the Parties jointly and severally forever waive any claim that the S&A’s representation of Bonso or preparation of this Stock Purchase Agreement constitutes a conflict of interest.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

SELLER

JOHN STEWART JACKSON IV

_______________________________
John Steward Jackson IV

PURCHASER

ANTHONY SO

_______________________________
Anthony So